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                                                                     EXHIBIT 5.1



                                January 28, 2000



Organic, Inc.
510 3rd Street, Suite 540
San Francisco, CA  94107


Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-1 of Organic, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Registration Statement") on November 24, 1999, as amended, relating to the registration under the Securities Act of 1933, as amended, of up to 6,325,000 shares of the Company's common stock, $0.0001 par value per share (the "Stock"), which are authorized but unissued stock to be offered and sold by the Company (including up to 825,000 shares subject to the underwriters' over-allotment option). The Stock is to be sold to the underwriters named in the Registration Statement for resale to the public.

        As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale of the Stock.

        We are of the opinion that the up to 6,325,000 shares of Stock to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                            Very truly yours,

                                            /s/ Morrison & Foerster LLP
                                            Morrison & Foerster LLP